Exhibit 10.1

THIS NOTE IS EXECUTED AND DELIVERED AS PART OF THE CONFIRMED FIRST AMENDED JOINT PLAN OF REORGANIZATION OF ACCENTIA BIOPHARMACEUTICALS, INC., ANALYTICA INTERNATIONAL, INC., TEAMM PHARMACEUTICALS, INC., ACCENTRX, INC., AND ACCENTIA SPECIALTY PHARMACY, INC., AS MODIFIED, IN THE JOINTLY ADMINISTERED CHAPTER 11 CASE STYLED IN RE: ACCENTIA BIOPHARMACEUTICALS, INC., CASE NO. 8:08-BK-17795-KRM, IN THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, AND IS, THEREFORE, EXEMPT FROM DOCUMENTARY STAMP TAX PURSUANT TO 11 U.S.C. §1146(a).

PLAN CONVERTIBLE PROMISSORY NOTE

$4,483,284.00	Tampa, Florida
November 17, 2010

FOR VALUE RECEIVED, the undersigned, ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (“Maker”), with a mailing address of 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, promises to pay to the order of DENNIS RYLL, an individual (“Lender”), at 2595 Red Springs Drive, Las Vegas, Nevada 89135, or at such other place or places as Lender may from time to time designate, the principal sum of Four Million Four Hundred Eighty-Three Thousand Two Hundred Eighty-Four and No/100 Dollars ($4,483,284.00) (the “Principal Amount”), together with interest on the unpaid Principal Amount outstanding from time to time at the rate or rates hereafter specified. Unless otherwise indicated, capitalized terms used herein and that are not defined herein shall have the meaning ascribed to such terms in Section 18 of this Note.

1. On November 10, 2008, Maker and its subsidiaries filed their Voluntary Petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”), which cases have been jointly administered under Case No. 8:08-bk-17795-KRM (the “Bankruptcy Cases”). Maker has filed a First Amended Joint Plan of Reorganization dated as of August 16, 2010 (as modified, the “Plan”) in the Bankruptcy Cases. On November 2, 2010, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), and the Plan became effective on November 17, 2010 (the “Effective Date”). This Plan Convertible Promissory Note (hereinafter, the “Note”) is being executed and delivered by Maker pursuant to the terms of the Plan and the Confirmation Order. This Note and the Conversion Shares issuable upon conversion of this Note are issued by Maker, pursuant to Section 1145 of the Bankruptcy Code and Article 5.4 of the Plan, in exchange for Lender’s claims against Maker, and are exempt from the requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code.

2. This Note is secured by that certain Stock Pledge Agreement of even date herewith by and between Maker and Lender (the “Pledge Agreement”), granting to Lender a first priority security interest in 15,000,000 shares of Biovest Common Stock owned by Maker (collectively, the “Pledged Shares”), as more particularly described in the Pledge Agreement.

3. Commencing on the date of this Note, interest shall accrue and be payable on the outstanding Principal Amount from time to time at a fixed rate of interest equal to six percent (6.00%) per annum (the “Note Rate”). Interest shall be calculated on the basis of a year of 365 days applied to the actual days on which there exists an unpaid balance under this Note.

4. For purposes of this Note and the Pledge Agreement, the “Maturity Date” shall be August 17, 2012. For the avoidance of doubt, this Note is a balloon promissory note that requires that all unpaid principal, accrued interest and other amounts owing under this Note shall be due and payable in full on the Maturity Date.

5. The Principal Amount under this Note shall be payable as follows:

(a) On the Effective Date and on each of the following seven (7) quarterly anniversaries of the Effective Date (each, an “Automatic Conversion Date”), and provided that the Conversion Price is at least $1.00 per share, one-eighth (1/8th) of the original Principal Amount of this Note plus the accrued interest as of the Automatic Conversion Date (the “Automatic Conversion Amount”) shall be automatically converted into shares of Accentia Common Stock at a conversion rate equal to the Conversion Price per share of Accentia Common Stock. The number of shares of Accentia Common Stock issuable to Lender upon any such conversion (the “Conversion Shares”) shall be an amount equal to (i) the Automatic Conversion Amount, divided by (ii) the Conversion Price. The Automatic Conversion Amount on the Effective Date shall be $560,411.00, and the Conversion Price for the conversion on the Effective Date shall be $1.36.

(b) If, on any Automatic Conversion Date, the Conversion Price is less than $1.00 per share, Lender may, at his election and upon written notice to Maker, convert the Automatic Conversion Amount into shares of Accentia Common Stock (also, the “Conversion Shares”) at a conversion rate equal to $1.00 per share of Accentia Common Stock (i.e., Lender will receive that number of shares of Accentia Common Stock determined by dividing the Automatic Conversion Amount by $1.00).

(c) If, on any Automatic Conversion Date, the Conversion Price is less than $1.00 per share and Lender does not make the election described in subparagraph (b) above, then Lender shall receive the Automatic Conversion Amount by one of the following four methods of payment or any combination thereof, as selected by Maker in a writing provided to Lender: (i) Lender shall receive (A) that number of shares of Accentia Common Stock (the “Conversion Shares”) determined by dividing the Automatic Conversion Amount by $1.00 plus (B) in order to pay the shortfall in the Automatic Conversion Amount after the payment under subparagraph (A)(being for all purposes of this subsection (c), the difference between (1) the Automatic Conversion Amount and (2) the product of the Conversion Price on the Automatic Conversion Date and the number of shares of Accentia Common Stock issued pursuant to subparagraph (A)), that number of shares of Accentia Common Stock (the “Additional Accentia Shares”) that has a value equal to the remaining unpaid portion of the Automatic Conversion Amount (as determined above), using a conversion rate equal to the Conversion Price, i.e., dividing the unpaid portion of the Automatic Conversion Amount by the Conversion Price (for example, if the Automatic Conversion Amount is $600,000.00 and the Conversion Price is $.50, Lender

would receive 600,000 Conversion Shares under subparagraph (A) and 600,000 Additional Accentia Shares under subparagraph (B) for the remaining unpaid $300,000.00 of the Automatic Conversion Amount; or (ii) Lender shall receive (A) that number of shares of Accentia Common Stock (the “Conversion Shares”) determined by dividing the Automatic Conversion Amount by $1.00 plus (B) in order to pay the shortfall in the Automatic Conversion Amount after the payment under subparagraph (A), that number of the Pledged Shares that has a value equal to the remaining unpaid portion of the Automatic Conversion Amount (as determined above), using a conversion rate equal to the Biovest VWAP Price , i.e., dividing the unpaid portion of the Automatic Conversion Amount by the Biovest VWAP Price (for example, if the Automatic Conversion Amount is $600,000.00, the Conversion Price is $.50 and the Biovest VWAP Price is $1.00, Lender would receive 600,000 Conversion Shares under subparagraph (A) and 300,000 Pledged Shares under subparagraph (B) for the remaining unpaid $300,000.00 of the Automatic Conversion Amount; or (iii) Lender shall receive (A) that number of shares of Accentia Common Stock (the “Conversion Shares”) determined by dividing the Automatic Conversion Amount by $1.00 plus (B) cash in an amount equal to the shortfall in the Automatic Conversion Amount after the payment under subparagraph (A) as determined above (for example, if the Automatic Conversion Amount is $600,000.00 and the Conversion Price is $.50, Lender would receive 600,000 Conversion Shares under subparagraph (A) and a cash payment for the remaining unpaid $300,000.00 of the Automatic Conversion Amount; or (iv) Lender shall receive that number of the Pledged Shares that has a value equal to the Automatic Conversion Amount, using a conversion rate equal to the Biovest VWAP Price, i.e., dividing the Automatic Conversion Amount by the Biovest VWAP Price (for example, if the Automatic Conversion Amount is $600,000.00 and the Biovest VWAP Price is $1.00, Lender would receive 600,000 Pledged Shares).

(d) On each Automatic Conversion Date, the outstanding Principal Amount of this Note shall be reduced by the Automatic Conversion Amount (excluding the accrued interest).

(e) The Conversion Shares and the Additional Accentia Shares shall be issued to Lender as soon as reasonably practicable following the Automatic Conversion Date (but in no event more than five (5) Business Days following the Automatic Conversion Date, subject to the procedures followed by StockTrans, Inc. or any successor transfer agent engaged by Maker). The Conversion Shares shall be issued to Lender pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws, except as provided herein. The Conversion Shares shall be subject to the following provisions: (i) any restrictions or limitations under Rule 144(e) of the Rules and Regulations under the Securities Act promulgated by the United States Securities and Exchange Commission, (ii) a limit on the sale of such shares in any ninety (90) day period to that number of such shares equal to one percent (1%) of the issued and outstanding shares of Accentia Common Stock, (iii) a prohibition on the sale of any such shares for a period of one hundred twenty (120) days following any debt or equity raise by Maker of between $5,000,000.00 to $9,900,000.00, and (iv) a prohibition on the sale of any such shares for a period of one hundred eighty (180) days following any debt or equity raise by Maker of $10,000,000.00 or more. The foregoing provisions shall only be applicable to Lender to the extent Lender (together with his Affiliates) holds five percent (5%) or more of the Accentia Common Stock at the time of the debt or equity raise transaction, unless the placement agent for such transaction requires lock-up provisions for holders of less than five percent (5%) of the Accentia Common Stock who are similarly situated in terms of ownership with Lender. During any lock-up period, Lender will be permitted to leak out shares of Accentia Common Stock equal to one percent (1%) of the outstanding shares of Accentia Common Stock in any ninety (90) day period. Any lock-up imposed by a placement agent shall terminate at any time that the subject shares trade for ten (10) consecutive Trading Days at or above 150% of the share price of such debt or equity raise. Any stock certificate evidencing the Conversion Shares shall contain a legend thereon setting forth the foregoing provisions and restrictions. Any stock certificate evidencing the Additional Accentia Shares shall contain the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

(f) The procedures for the release of the Pledged Shares to Maker as described in subparagraphs (c)(ii) and (iv) above shall be as set forth in the Pledge Agreement.

(g) No fractional shares or scrip representing fractional shares shall be issued upon any conversion of this Note. As to any fraction of a share which Lender would otherwise be entitled upon any conversion of this Note, Maker shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or the Biovest VWAP Price, as the case may be, or round up to the next whole share.

6. In the event of a default under this Note, all amounts owed to Lender shall, at Lender’s option and upon written notice to Maker, bear interest at the Note Rate plus five percent (5%) per annum (the “Default Rate”) until such default is cured.

7. This Note may be prepaid in part or in full on or before the Maturity Date, without premium or penalty.

8. If a payment or other amount due hereunder (including any Automatic Conversion Amount) is received by Lender more than ten (10) days after the date it is due hereunder, Lender will receive a late payment charge of five percent (5%) of the amount of such payment or other amount due hereunder (including any Automatic Conversion Amount), to the extent permitted by law.

9. Upon any default under this Note, the Pledge Agreement or any other instrument now or hereafter securing this Note, the remaining unpaid Principal Amount with accrued interest and all other amounts payable hereunder to Lender shall at once become due and payable in accordance with the terms of this Note. The failure to exercise, in case of any default, any right or remedy given in this paragraph shall not preclude Lender from exercising any right or remedy given in this paragraph in case of any subsequent defaults.

10. Any notice or other communication to be provided to Maker or Lender under this Note shall be in writing and sent to the address set forth in the preamble to this Note or as otherwise provided in writing by Lender or Maker from time to time.

11. Maker and Lender agree that time is of the essence. Any modification or waiver of any of Maker’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. Lender may perform any of Maker’s obligations or delay or fail to exercise any of its rights without causing a waiver of those obligations or rights. A waiver on one occasion will not constitute a waiver on any other occasion.

12. All parties waive presentment, demand for payment, protest and notice of nonpayment and dishonor.

13. Maker hereby waives any right to trial by jury in any civil action arising out of, or based upon, this Note or the collateral securing this Note. The Bankruptcy Court shall retain jurisdiction over the parties to hear and determine any matters or disputes arising from or related to this Note.

14. Maker agrees to pay all of Lender’s costs of collection when incurred (whether or not litigation is commenced), including reasonable attorneys’ fees and expenses. If Lender obtains a judgment for any amount due under this Note, interest will accrue on the judgment at the higher of the Default Rate or the judgment rate of interest permitted by law.

15. This Note, the Pledge Agreement, all other documents evidencing security for this Note, and the Plan (as modified by this Note and the Pledge Agreement) represent the complete and integrated understanding between Maker and Lender pertaining to the terms and conditions of those documents.

16. MAKER ACKNOWLEDGES THAT MAKER HAS READ, UNDERSTANDS AND AGREES TO THE TERMS AND CONDITIONS OF THIS NOTE. MAKER ACKNOWLEDGES RECEIPT OF AN EXACT COPY OF THIS NOTE.

17. This Note shall be governed by and construed in accordance with the substantive laws of the State of Florida (without reference to conflict of law principles).

18. For purposes of this Note, the following terms shall have the following meanings:

(a) “Accentia Common Stock” means the common stock, par value $.001 per share, of Maker.

(b) “Affiliate” means, with respect to any Person, (i) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (ii) any other Person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, twenty-five percent (25%) or more of the equity interests having ordinary voting power in the election of directors of such Person, or (iii) any other Person who is a director, officer, joint venturer or partner (A) of such Person, (B) of any subsidiary of such Person, or (C) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

(d) “Biovest Common Stock” means the common stock, par value $.01 per share, of Biovest International, Inc., a Delaware corporation.

(e) “Biovest VWAP” means, for any date, the price of the Biovest Common Stock determined by the first of the following clauses that applies: (i) if the Biovest Common Stock is then listed or quoted for trading on a Trading Market, the volume weighted average price per share of the Biovest Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Biovest Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (ii) if the Biovest Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Biovest Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price per share or, if not available, the most recent bid price per share of the Biovest Common Stock so reported for such date; or (iii) in all other cases, the fair market value of a share of Biovest Common Stock as determined by an independent appraiser selected in good faith by Lender and reasonably acceptable to Maker.

(f) “Biovest VWAP Price” means a price per share for the Biovest Common Stock equal to the average of the Biovest VWAPs for each of the ten (10) consecutive Trading Days ending on the Trading Day that is immediately preceding the then applicable Automatic Conversion Date.

(g) “Business Day” means any day other than (i) a Saturday, (ii) a Sunday, (iii) a “legal holiday” (as “legal holiday” is defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure), or (iv) a day on which commercial banks in Tampa, Florida are required or authorized to close by law.

(h) “Conversion Price” means a price per share for the Accentia Common Stock equal to the average of the VWAPs for each of the ten (10) consecutive Trading Days ending on the Trading Day that is immediately preceding the then applicable Automatic Conversion Date.

(i) “Person” means any person, individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government, governmental agency or political subdivision thereof, or any other entity or institution of any type whatsoever.

(j) “Trading Day” means a day on which a Trading Market is open for trading; provided that, if the Accentia Common Stock or the Biovest Common Stock, as applicable, is not on a Trading Market, then as reported on any day in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(k) “Trading Market” means any of the following markets or exchanges on which the Accentia Common Stock or the Biovest Common Stock, as applicable, is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE AMEX, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the OTCQB Marketplace, or the OTC Bulletin Board (or any successors to any of the foregoing).

(l) “VWAP” means, for any date, the price of the Accentia Common Stock determined by the first of the following clauses that applies: (i) if the Accentia Common Stock is then listed or quoted for trading on a Trading Market, the volume weighted average price per share of the Accentia Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Accentia Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (ii) if the Accentia Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Accentia Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price per share or, if not available, the most recent bid price per share of the Accentia Common Stock so reported for such date; or (iii) in all other cases, the fair market value of a share of Accentia Common Stock as determined by an independent appraiser selected in good faith by Lender and reasonably acceptable to Maker.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first hereinabove set forth.

ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation

By:	/s/ Samuel S. Duffey
Name:	Samuel S. Duffey
Title:	President